Exhibit 99.1

The New York Times Company Reports 2012 Third-Quarter Results

NEW YORK--(BUSINESS WIRE)--October 25, 2012--The New York Times Company (NYSE: NYT) announced today a 2012 third-quarter diluted loss per share from continuing operations of $.02 compared with diluted earnings per share from continuing operations of $.04 in the same period of 2011. Excluding severance and the 2011 special items discussed below, diluted loss per share from continuing operations was $.01 in the third quarters of each of 2012 and 2011.

The Company had an operating profit of $8.5 million in the third quarter of 2012 compared with $21.0 million in the same period of 2011. Excluding depreciation, amortization and severance, operating profit was $34.0 million in the third quarter of 2012 compared with $47.7 million in the third quarter of 2011.

“While our results for the third quarter reflect continued pressure on advertising revenues, total circulation revenues rose led by the ongoing expansion of our digital subscription base,” said Arthur Sulzberger, Jr., chairman and chief executive officer, The New York Times Company. “Digital subscription trends have remained robust and at quarter end, paid digital subscriptions across the Company totaled approximately 592,000, up 11 percent from the end of the second quarter.

“Early in the fourth quarter of 2012, we completed the sale of the About Group for $300 million, plus a working capital adjustment. This sale will allow us to enhance our focus on our core business of generating and distributing high-quality journalism. In early October, our interest in Indeed.com was sold for approximately $167 million as a result of the sale of that company. The after-tax proceeds from these transactions further strengthened our solid liquidity position.”

Comparisons

Unless otherwise noted, all comparisons are for the third quarter of 2012 to the third quarter of 2011. The results of the Regional Media Group, which had previously been included in the News Media Group and was sold in the first quarter of 2012, and the results for the About Group, which was sold in the fourth quarter of 2012, are reported within discontinued operations for all periods presented. The quarterly results of the About Group for 2012 and 2011 are summarized in the exhibits to this release.

The Company previously classified its businesses into two reportable segments, the News Media Group and the About Group. However, following the announcement of the About Group sale in August 2012, the Company views its operations and manages its business as one reportable segment effective for the quarter ended September 23, 2012. The Company will continue to provide revenues for The New York Times Media Group and the New England Media Group.

This release includes non-GAAP financial measures, a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

There were no special items in the third quarter of 2012.

The third-quarter 2011 results included the following special items:

  A $65.3 million ($37.8 million after tax or $.24 per share) gain on the sale of 390 of the Company’s units in Fenway Sports Group.
  A $46.4 million ($27.5 million after tax or $.18 per share) charge in connection with the prepayment of the Company’s $250 million 14.053 percent notes.

In addition to these special items, the Company had $3.0 million ($1.7 million after tax or $.01 per share) in severance costs in the third quarter of 2012 and $2.9 million ($1.7 million after tax or $.01 per share) in the third quarter of 2011.

Third-Quarter Results from Continuing Operations

Revenues

Total revenues decreased 0.6 percent to $449.0 million from $451.6 million. Advertising revenues decreased 8.9 percent, circulation revenues increased 7.4 percent and other revenues decreased 2.9 percent.

Print and digital advertising revenues decreased 10.9 percent and 2.2 percent, respectively, largely due to the challenging economic environment, ongoing secular trends and an increasingly complex and fragmented digital advertising marketplace. Circulation revenues rose mainly as growth in digital subscriptions and the increase in print circulation prices in the first half of 2012 at The New York Times and The Boston Globe offset a decline in print copies sold.

Operating Costs

Operating costs increased 2.3 percent to $440.5 million from $430.5 million. Excluding depreciation, amortization and severance, operating costs increased 2.8 percent to $415.0 million from $403.9 million mainly due to higher benefits costs, performance-based compensation costs, stock-based compensation expense and costs associated with higher commercial printing revenues.

Other Financial Data

Digital

Digital businesses principally include NYTimes.com, BostonGlobe.com and Boston.com. In the third quarter of 2012, total digital advertising revenues decreased 2.2 percent to $44.6 million from $45.6 million primarily because of lower national display and real estate classified advertising revenues. Digital advertising revenues as a percentage of total Company advertising revenues were 24.4 percent in the third quarter of 2012 compared with 22.8 percent in the third quarter of 2011.

In the first nine months of 2012, the Company’s total digital advertising revenues decreased 2.0 percent to $145.7 million from $148.8 million in the first nine months of 2011. Digital advertising revenues as a percentage of total Company advertising revenues were 23.6 percent for the first nine months of 2012 compared with 22.4 percent in the first nine months of 2011.

Paid subscribers to The New York Times and the International Herald Tribune digital subscription packages, e-readers and replica editions totaled approximately 566,000 as of the end of the third quarter, an increase of approximately 57,000 or 11 percent since the end of the second quarter of 2012. Paid digital subscribers to BostonGlobe.com and The Boston Globe’s e-readers and replica editions totaled approximately 26,000 as of the end of the third quarter, up about 3,000 or 13 percent since the end of the second quarter of 2012.

Joint Ventures

Income from joint ventures was $1.0 million in the third quarter of 2012 compared with a loss of $1.1 million in the third quarter of 2011. Joint venture results for the third quarter of 2012 were primarily impacted by the sale of the Company’s interest in Fenway Sports Group in the first half of 2012 and improved results for the paper mills.

Interest Expense, net

Interest expense, net decreased to $15.5 million from $20.0 million mainly due to the prepayment of the Company’s $250 million 14.053 percent senior notes in August 2011.

Income Taxes

The Company had an income tax benefit of $2.8 million (effective tax rate of 42.6 percent) in the third quarter of 2012 and an income tax expense of $27.7 million (effective tax rate of 39.5 percent) in the first nine months of 2012.

The Company had an effective tax rate of 66.1 percent in the third quarter of 2011 primarily driven by the impact of special items. The Company’s effective tax rate for the first nine months of 2011 is not meaningful given the near break-even results.

Liquidity

The following table details the original maturities and carrying values of the Company’s debt and capital lease obligations as of September 23, 2012. Cash in the table below excludes restricted cash of approximately $24 million that is subject to certain collateral requirements. Net debt represents debt and capital lease obligations, net of cash and short-term investments. The Company believes net debt, a non-GAAP measure, provides a useful measure of the Company’s liquidity and overall debt position.

(in thousands)	September 23, 2012
2012 4.610% senior notes	$75,000
2015 5.0% senior notes	250,000
2016 6.625% senior notes	225,000
2019 Option to repurchase ownership interest in headquarters building	250,000
Total	$800,000
Less: Unamortized amounts	(30,175)
Carrying value of debt	$769,825
Capital lease obligations	7,114
Total debt and capital lease obligations	$776,939
Less: Cash and short-term investments	(614,114)
Net debt	$162,825

As of September 23, 2012, there were no outstanding borrowings under the Company’s $125 million revolving credit facility.

Subsequent Events

On September 24, 2012, the first day of the fiscal fourth quarter, the Company completed the sale of the About Group for $300 million in cash, plus a net working capital adjustment of approximately $16 million, subject to customary post-closing review and finalization. The Company expects the net after-tax proceeds from the sale will be approximately $290 million and expects to record an after-tax gain of approximately $68 million in the fourth quarter of 2012.

In early October 2012, Indeed.com, a search engine for jobs, in which the Company had an ownership interest, was sold. The pre-tax proceeds from the sale of the Company’s interest were approximately $167 million. The Company expects the after-tax proceeds and the after-tax gain from the sale, which will be recorded in the fourth quarter, to be approximately $100 million.

In addition, the Company repaid in full the $75 million 4.610 percent senior notes that matured on September 26, 2012.

Capital Expenditures

Capital expenditures totaled approximately $5 million in the third quarter of 2012, and approximately $20 million in the first nine months of 2012.

Pension Obligations

As part of the Company’s strategy to reduce its pension obligations and the resulting volatility of the Company’s overall financial condition, in September the Company offered certain former employees who participate in The New York Times Companies Pension Plan the option to receive a one-time lump sum payment equal to the present value of the participant’s pension benefit (payable in cash or rolled over into a qualified retirement plan or IRA) or to commence an immediate monthly annuity. The election period for this voluntary offer will end during the fourth quarter of 2012.

While it is too early to estimate the participation rate, assuming an acceptance rate of 50 percent of the pension obligations associated with the offer, the Company would make settlement distributions of approximately $100 million and would record a non-cash settlement charge of approximately $45 million in the fourth quarter of 2012. The settlement distributions, the majority of which will be made by the end of 2012, will be made with existing assets of the pension plan and not with Company cash. The actual amount of the settlement distributions and the charge will largely depend upon the number of participants electing the offer and the associated pension benefit of those electing participants, as well as interest rates and asset performance. This offer is expected to have a minimal impact on the Company’s underfunded pension plan balance and the timing and amount of its funding obligations.

Outlook

Total advertising revenue trends in the fourth quarter of 2012 are expected to be similar to third-quarter 2012 levels.

Total circulation revenues are expected to increase in the mid- to high-single digits in the fourth quarter of 2012 because of growth in digital subscriptions as well as print price increases implemented earlier this year.

The Company expects operating costs to increase in the low-single digits in the fourth quarter of 2012.

In addition, the Company expects the following on a pre-tax basis in 2012:

  Results from joint ventures: $4 to $6 million,
  Depreciation and amortization: $95 to $100 million,
  Interest expense, net: $60 to $65 million, and
  Capital expenditures: approximately $35 million.

Conference Call Information

The Company’s third-quarter 2012 earnings conference call will be held on Thursday, October 25, at 11:00 a.m. E.T. To access the call, dial 888-218-8088 (in the U.S.) and 913-981-5581 (international callers). Participants should dial into the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.

An archive of the webcast will be available beginning two hours after the call at www.nytco.com/investors. The archive will be available for approximately three months. An audio replay will be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Friday, October 26. The access code is 6840432.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of national, retail and classified advertising and circulation generated by our various markets, material increases in newsprint prices and the development of our digital businesses. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 25, 2011. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company, a leading global, multimedia news and information company with 2011 revenues of $2.3 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, NYTimes.com, BostonGlobe.com, Boston.com and related properties. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news and information.

This press release can be downloaded from www.nytco.com.

Exhibits:	Condensed Consolidated Statements of Operations
Revenues by Operating Segment
Advertising Revenues by Category
Footnotes
Other Notes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars and shares in thousands, except per share data)
	Third Quarter			Nine Months
	2012	2011	% Change	2012	2011	% Change
Revenues
Advertising	$182,641	$200,508	-8.9%	$618,103	$665,492	-7.1%
Circulation	234,867	218,601	7.4%	695,152	640,917	8.5%
Other(a)	31,520	32,460	-2.9%	101,007	98,826	2.2%
Total revenues	449,028	451,569	-0.6%	1,414,262	1,405,235	0.6%
Operating costs
Production costs	201,577	197,504	2.1%	608,118	603,649	0.7%
Selling, general and administrative costs	216,457	209,269	3.4%	666,291	664,731	0.2%
Depreciation and amortization(b)	22,485	23,747	-5.3%	75,521	70,564	7.0%
Total operating costs	440,519	430,520	2.3%	1,349,930	1,338,944	0.8%
Write-down of assets(c)	—	—	N/A	—	9,225	N/A
Pension withdrawal expense(d)	—	—	N/A	—	4,228	N/A
Operating profit	8,509	21,049	-59.6%	64,332	52,838	21.8%
Gain on sale of investments(e)	—	65,273	N/A	55,645	71,171	-21.8%
Write-down of investments(f)	600	—	N/A	5,500	—	N/A
Income/(loss) from joint ventures	1,027	(1,068)	*	2,077	(4,026)	*
Premium on debt redemption(g)	—	46,381	N/A	—	46,381	N/A
Interest expense, net	15,497	20,039	-22.7%	46,413	69,782	-33.5%
(Loss)/income from continuing operations before income taxes	(6,561)	18,834	*	70,141	3,820	*
Income tax (benefit)/expense	(2,796)	12,440	*	27,707	3,509	*
(Loss)/income from continuing operations	(3,765)	6,394	*	42,434	311	*
Income/(loss) from discontinued operations, net of income taxes(h)	6,026	9,074	-33.6%	(86,272)	(99,440)	-13.2%
Net income/(loss)	2,261	15,468	-85.4%	(43,838)	(99,129)	-55.8%
Net loss attributable to the noncontrolling interest	21	217	-90.3%	101	515	-80.4%
Net income/(loss) attributable to The New York Times Company common stockholders	$2,282	$15,685	-85.5%	$(43,737)	$(98,614)	-55.6%

Amounts attributable to The New York Times Company common stockholders:
(Loss)/income from continuing operations	$(3,744)	$6,611	*	$42,535	$826	*
Income/(loss) from discontinued operations, net of income taxes	6,026	9,074	-33.6%	(86,272)	(99,440)	-13.2%
Net income/(loss)	$2,282	$15,685	-85.5%	$(43,737)	$(98,614)	-55.6%

Average number of common shares outstanding:
Basic	148,254	147,355	0.6%	148,042	147,103	0.6%
Diluted	148,254	151,293	-2.0%	151,762	152,424	-0.4%

Basic (loss)/earnings per share attributable to The New York Times Company common stockholders:
(Loss)/income from continuing operations	$(0.02)	$0.05	*	$0.29	$0.01	*
Income/(loss) from discontinued operations, net of income taxes	0.04	0.06	-33.3%	(0.59)	(0.68)	-13.2%
Net income/(loss)	$0.02	$0.11	-81.8%	$(0.30)	$(0.67)	-55.2%

Diluted (loss)/earnings per share attributable to The New York Times Company common stockholders:
(Loss)/income from continuing operations	$(0.02)	$0.04	*	$0.28	$0.01	*
Income/(loss) from discontinued operations, net of income taxes	0.04	0.06	-33.3%	(0.57)	(0.66)	-13.6%
Net income/(loss)	$0.02	$0.10	-80.0%	$(0.29)	$(0.65)	-55.4%
* Represents an increase or decrease in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
REVENUES BY OPERATING SEGMENT AND ADVERTISING REVENUES BY CATEGORY
(Dollars in thousands)

	2012
	Third Quarter	% Change vs. 2011	Nine Months	% Change vs. 2011
The New York Times Media Group
Advertising	$140,880	-9.7%	$485,368	-6.9%
Circulation	194,739	9.3%	578,914	10.9%
Other	19,718	-12.5%	62,944	-7.4%
Total	$355,337	-0.4%	$1,127,226	1.4%

New England Media Group
Advertising	$41,761	-6.0%	$132,735	-7.8%
Circulation	40,128	-0.6%	116,238	-2.1%
Other	11,802	18.8%	38,063	23.5%
Total	$93,691	-1.1%	$287,036	-2.2%

Total Company
Advertising	$182,641	-8.9%	$618,103	-7.1%
Circulation	234,867	7.4%	695,152	8.5%
Other(a)	31,520	-2.9%	101,007	2.2%
Total	$449,028	-0.6%	$1,414,262	0.6%

See footnotes page for additional information.

	2012
	Third Quarter	% Change vs. 2011	Nine Months	% Change vs. 2011
National	$118,084	-9.5%	$410,967	-7.1%
Retail	30,343	-9.5%	100,615	-4.3%
Classified:
Help-Wanted	6,267	4.1%	20,438	-2.1%
Real Estate	8,707	-19.5%	29,490	-17.8%
Automotive	5,770	2.4%	17,099	-6.1%
Other	6,817	-8.7%	21,311	-8.1%
Total Classified	27,561	-7.9%	88,338	-10.0%
Other	6,653	2.4%	18,183	-8.6%
Total Company	$182,641	-8.9%	$618,103	-7.1%

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a)	Other revenues consist primarily of revenues from news services/syndication, commercial printing, rental income, digital archives and direct mail advertising services.

(b)	Includes $6.7 million of accelerated depreciation expense in the first quarter of 2012 for certain assets at the Worcester Telegram & Gazette’s facility in Millbury, Mass., associated with the consolidation of most of its printing into The Boston Globe’s facility in Boston, Mass., in the second quarter of 2012.

(c)	In the second quarter of 2011, the Company recorded a $9.2 million non-cash charge for the write-down of certain assets held for sale.

(d)	In the second quarter of 2011, the Company recorded a $4.2 million charge for a pension withdrawal obligation under a multiemployer pension plan at The Boston Globe.

(e)	In the second quarter of 2012, the Company recorded a $37.8 million gain on the sale of its remaining 210 units in Fenway Sports Group. In the first quarter of 2012, the Company recorded a $17.8 million gain on the sale of 100 of its units in Fenway Sports Group.

In the third quarter of 2011, the Company recorded a $65.3 million gain on the sale of 390 of its units in Fenway Sports Group. In the first quarter of 2011, the Company recorded a $5.9 million gain on the sale of a portion of the Company’s interest in Indeed.com.

(f)	In the first and third quarters of 2012, the Company recorded a $4.9 million and $0.6 million non-cash charge, respectively, for the write-down of certain investments.

(g)	In the third quarter of 2011, the Company recorded a $46.4 million charge in connection with the prepayment of its $250 million 14.053% notes.

(h)

On September 24, 2012, the Company completed the sale of the About Group, consisting of About.com, ConsumerSearch.com, CalorieCount.com and related businesses. The results of the About Group have been classified as discontinued operations for all periods presented. See Other Notes on the next page for results of operations for the About Group.

On January 6, 2012, the Company completed the sale of its Regional Media Group, consisting of 16 regional newspapers, other print publications and related businesses. The results of the Regional Media Group, which had previously been included in the News Media Group reportable segment, have been classified as discontinued operations for all periods presented. In the second quarter of 2012, the Company recorded post-closing adjustments related to the sale totaling $4.5 million after-tax.

The following table summarizes the results of operations presented as discontinued operations for both the About Group and the Regional Media Group:

	Third Quarter		Nine Months
	2012	2011	2012		2011
Revenues	$25,616	$85,666	$81,085		$275,206
Total operating costs	16,687	73,670	59,157		225,909
Write-down of assets	—	—	194,732		152,093
Pre-tax income/(loss)	8,929	11,996	(172,804)		(102,796)
Income tax expense/(benefit)	2,903	2,922	(60,801)		(3,356)
Income/(loss) from discontinued operations, net of income taxes	6,026	9,074	(112,003)		(99,440)
(Loss)/gain on sale, net of income taxes:
Loss on sale	—	—	(4,717)		—
Income tax benefit	—	—	(30,448)	*	—
Gain on sale, net of income taxes	—	—	25,731		—
Income/(loss) from discontinued operations, net of income taxes	$6,026	$9,074	$(86,272)		$(99,440)
* Tax benefit is primarily due to a tax deduction for goodwill related to the Regional Media Group sale.

THE NEW YORK TIMES COMPANY
OTHER NOTES
(Dollars in thousands)

On September 24, 2012, the Company completed the sale of the About Group, consisting of About.com, ConsumerSearch.com, CalorieCount.com and related businesses. The results of the About Group for each quarter and the first nine months of 2012, and for each quarter and annual period of 2011, reported as discontinued operations, are summarized below.

	2012
	First Quarter	Second Quarter	Third Quarter	Nine Months
Revenues	$23,944	$25,410	$25,616	$74,970
Total operating costs	16,948	17,505	16,687	51,140
Write-down of assets	—	194,732	—	194,732
Pre-tax income/(loss)	6,996	(186,827)	8,929	(170,902)
Income tax expense/(benefit)	2,675	(65,643)	2,903	(60,065)
Net income/(loss)	$4,321	$(121,184)	$6,026	$(110,837)

	2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Revenues	$31,142	$27,844	$25,724	$26,116	$110,826
Total operating costs	16,995	16,369	16,302	17,809	67,475
Write-down of assets	—	—	—	3,116	3,116
Pre-tax income	14,147	11,475	9,422	5,191	40,235
Income tax expense	5,433	4,407	3,619	1,994	15,453
Net income	$8,714	$7,068	$5,803	$3,197	$24,782

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands)

In this release, the Company has included non-GAAP financial information with respect to diluted loss per share from continuing operations excluding severance and special items, operating profit before depreciation, amortization, severance and special items (if any) and operating costs before depreciation, amortization, severance and raw materials. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Diluted earnings/(loss) per share from continuing operations excluding severance and special items provide useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit/(loss) before depreciation, amortization, severance and special items (if any) is useful in evaluating the Company’s ongoing performance of its businesses as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and raw materials. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Reconciliations of these non-GAAP financial measures from, respectively, diluted (loss)/earnings per share from continuing operations, operating profit and operating costs, the most directly comparable GAAP items, are set out in the tables below.

Reconciliation of diluted loss per share from continuing operations excluding severance and special items

	Third Quarter
	2012	2011	% Change
Diluted (loss)/earnings per share from continuing operations	$(0.02)	$0.04	*
Add:
Severance	0.01	0.01
Special items:
Gain on sale of investment	—	(0.24)
Premium on debt redemption	—	0.18
Diluted loss per share from continuing operations excluding severance and special items	$(0.01)	$(0.01)	—%

* Represents a decrease in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit before depreciation & amortization, severance and special items

	Third Quarter			Nine Months
	2012	2011	% Change	2012	2011	% Change
Operating profit	$8,509	$21,049	-59.6%	$64,332	$52,838	21.8%
Add:
Depreciation & amortization	22,485	23,747	-5.3%	75,521	70,564	7.0%
Severance	3,008	2,899	3.8%	10,128	4,999	*
Special items:
Write-down of assets	—	—	N/A	—	9,225	N/A
Pension withdrawal expense	—	—	N/A	—	4,228	N/A
Operating profit before depreciation & amortization, severance and special items	$34,002	$47,695	-28.7%	$149,981	$141,854	5.7%

*Represents an increase in excess of 100%.

Reconciliation of operating costs before depreciation & amortization, severance and raw materials

	Third Quarter			Nine Months
	2012	2011	% Change	2012	2011	% Change
Operating costs	$440,519	$430,520	2.3%	$1,349,930	$1,338,944	0.8%
Less:
Depreciation & amortization	22,485	23,747		75,521	70,564
Severance	3,008	2,899		10,128	4,999
Operating costs before depreciation & amortization and severance	415,026	403,874	2.8%	1,264,281	1,263,381	0.1%
Less:
Raw materials	31,592	32,722		98,551	101,097
Operating costs before depreciation & amortization, severance and raw materials	$383,434	$371,152	3.3%	$1,165,730	$1,162,284	0.3%

CONTACT:
The New York Times Company
For Media:
Abbe Serphos, 212-556-4425
serphos@nytimes.com
or
For Investors:
Paula Schwartz, 212-556-5224
paula.schwartz@nytimes.com